AMENDMENT TO GLOBAL CUSTODY AGREEMENT

This Amendment (“Amendment”) to the GLOBAL CUSTODY AGREEMENT, dated July 1, 2007 among EMERGING MARKETS GROWTH FUND, INC. (the “Customer”) and JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as amended from time to time (the “Agreement”), is made and entered into as of May 2, 2025, between the Customer and J.P. Morgan.

W I T N E S S E T H:

WHEREAS, the Customer and J.P. Morgan entered into the Agreement;

WHEREAS, the Customer and J.P. Morgan wish to update the Agreement to reflect the Customer’s new name:

Emerging Markets Equities Fund, Inc.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows:

1.	Definitions. Unless otherwise defined herein, defined terms used in this Amendment shall have the meaning ascribed to such terms in the Agreement.

2.	Amendments. The Agreement shall be amended as follows:

(A)	The name of the Customer shall be amended to “Emerging Markets Equities Fund, Inc.”

(B)	Save as amended by this Amendment, the Agreement shall remain in full force and effect.

3.	Representations. Each party represents to the other parties that all representations contained in the Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

4.	Entire Agreement. This Amendment and the Agreement and any documents referred to in each of them, constitutes the whole agreement between the parties relating to their subject matter and supersedes and extinguishes any other drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter. If any of the provisions of this Amendment are inconsistent with or in conflict with any of the provisions of the Agreement then, to the extent of any such inconsistency or conflict, the provisions of this Amendment shall prevail as between the parties.

5.	Counterparts. This Amendment may be executed in any number of counterparts which together shall constitute one agreement. Each party hereto may enter into this Amendment by executing a counterpart and this Amendment shall not take effect until it has been executed by both parties.

6.	Law and Jurisdiction. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

JPMORGAN CHASE BANK, N.A.

By: /s/ Carl Mehldau
Name: Carl Mehldau
Title: Executive Director

Emerging Markets Equities Fund, Inc.

By: Kristine M. Nishiyama
Name: Kristine M. Nishiyama
Title: Authorized Signatory